As filed with the Securities and Exchange Commission on October 2, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Adicet Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-3305277
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

500 Boylston Street, 13th Floor

Boston, MA 02116

(857) 315-5528

(Address of Principal Executive Offices)

Adicet Bio, Inc. 2018 Stock Option and Incentive Plan

Adicet Bio, Inc. 2014 Share Option Plan

Adicet Bio, Inc. 2015 Stock Incentive Plan

Adicet Bio, Inc. Inducement Non-Qualified Stock Option Agreement

(Full Title of the Plans)

Chen Schor

President and Chief Executive Officer

Adicet Bio, Inc.

500 Boylston Street, 13th Floor

Boston, MA 02116

(857) 315-5528

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Danielle Lauzon, Esq.

Mitchell S. Bloom, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	2,122,165 shares (2)	$12.20 (3)	$25,890,413.00 (3)	$2,824.65
Common Stock, $0.0001 par value per share	69,014 shares (4)	$1.28 (5)	$88,337.92 (3)	$9.64
Common Stock, $0.0001 par value per share	1,413,772 shares (6)	$4.28 (5)	$6,050,944.16 (3)	$660.16
Common Stock, $0.0001 par value per share	195,898 shares (7)	$16.11 (8)	$3,155,916.78 (8)	$344.32
Common Stock, $0.0001 par value per share	900,416 shares (9)	$12.20 (3)	$10,985,075.20 (3)	$1,198.48
Total	4,701,265 shares		$46,170,687.06 (3)	$5,037.25

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, $0.0001 par value per share (“Common Stock”) which become issuable under the Registrant’s 2018 Stock Option and Incentive Plan (the “2018 Plan”), the Registrant’s 2014 Share Option Plan (the “2014 Plan”), the Registrant’s 2015 Stock Incentive Plan (the “2015 Plan”) and the Inducement Non-Qualified Stock Option Agreement (the “Inducement NQSO”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Represents shares of Common Stock that were added to the shares authorized for issuance under the 2018 Plan, effective as of September 15, 2020 pursuant to the approval of the stockholders of the Registrant at a special meeting of the stockholders held on September 15, 2020.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices reported for the Common Stock on the Nasdaq Global Market on October 1, 2020.

(4)	Represents shares of Common Stock issuable upon the exercise of outstanding stock option awards under the 2014 Plan as of September 15, 2020.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $1.28 and $4.28, the weighted average exercise price (rounded to the nearest cent) of the outstanding stock option awards under the 2014 Plan and 2015 Plan, respectively, as of September 15, 2020.

(6)	Represents shares of Common Stock issuable upon the exercise of outstanding stock option awards under the 2015 Plan as of September 15, 2020.
(7)	Represents shares of Common Stock issuable pursuant to the Inducement NQSO as of September 17, 2020.
(8)	Represents the closing price reported for the Common Stock on the Nasdaq Global Market on September 17, 2020.
(9)	Represents shares of Common Stock issuable but unallocated under the 2015 Plan as of September 15, 2020.

EXPLANATORY STATEMENT

On September 15, 2020, in connection with the Agreement and Plan of Merger, dated as of April 28, 2020 (the “Merger Agreement”), by and among the Registrant, Adicet Bio, Inc., a Delaware corporation (“Old Adicet”), and Project Oasis Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of the Registrant (“Merger Sub”), Merger Sub merged with and into Old Adicet, with Old Adicet becoming a wholly owned subsidiary of the Registrant (the “Merger”). Pursuant to General Instruction E of Form S-8, Adicet Bio, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Commission”) to register (i) an additional 2,122,165 shares of the Registrant’s common stock for issuance pursuant to the Registrant’s 2018 Stock Option and Incentive Plan (the “2018 Plan”), (ii) an additional 1,482,786 shares of the Registrant’s common stock for issuance pursuant to the assumption by the Registrant of the awards outstanding under the Adicet Therapeutics, Inc. 2015 Stock Incentive Plan (the “2015 Adicet Plan”) and 2014 Share Option Plan (together with the 2015 Plan, the “Old Adicet Plans”) immediately prior to the effective time of the Merger, (iii) an additional 900,416 shares of the Registrant’s common stock reserved and remaining available for issuance under the 2015 Adicet Plan and (iv) 195,898 shares of the Registrant’s common stock for issuance pursuant to a non-qualified stock option granted to Nicholas Harvey as an inducement to his commencing employment with the Registrant (the “Inducement Award”). With respect to the shares of common stock issuable under the 2018 Plan this Registration Statement hereby incorporates by reference the contents of the Registrant’s Registration Statements on Form S-8 filed with the Commission on January 29, 2018 (File No. 333-222746), March 18, 2019 (File No. 333-230363) and March 12, 2020 (File No. 333-237123) to the extent not replaced hereby.

In connection with the Merger, the shares reserved and available for issuance under the 2015 Plan were assumed by the Registrant at the effective time of the Merger (the “Effective Time”). In connection with the assumption of the share reserve under the 2015 Plan, shares of common stock of Old Adicet available for issuance under the 2015 Plan (as adjusted by the exchange ratio pursuant to the Merger Agreement) became available for awards under the 2015 Plan for shares of common stock of the Registrant, and will not reduce the number of shares of Registrant’s common stock authorized for grant under the 2018 Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into this Registration Statement the following documents filed with the SEC:

(a)	Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 12, 2020;

(b)	Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020, filed on May 7, 2020 and July 20, 2020, respectively;

(c)

Current Reports on Form 8-K filed on April 3, 2020, April 29, 2020, April  30, 2020, May 28, 2020, June  2, 2020, June 5, 2020, June  23, 2020, July 7, 2020, July  28, 2020, September 15, 2020, September 16, 2020, September 18, 2020, September 30, 2020 and October 1, 2020;

(d)	Prospectus filed pursuant to Rule 424(b) under the Securities Act on August 21, 2020, relating to the Registration Statement on Form S-4, as amended (File No. 333-239372);

(e)	Proxy Statement on Schedule 14A filed on March 27, 2020; and

(f)

The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A (File No. 001-38359), filed by the registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 23, 2018, including any amendments or reports filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our certificate of incorporation and bylaws to be in effect upon the closing of our initial public offering that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

•

we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen stock certificate evidencing the shares of common stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-222373) filed on January 16, 2018)

4.2	Third Amended and Restated Certificate of Incorporation of the Registrant (as currently in effect) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38359) filed with the SEC on January 30, 2018)

4.3	Amended and Restated Bylaws (as currently in effect) (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38359) filed with the SEC on January 30, 2018)

4.4	Amended and Restated Investors’ Rights Agreement, dated as of November 29, 2017, among the Registrant and the other parties thereto (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form S-1 filed with the SEC on December 29, 2017)

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1	2018 Stock Option and Incentive Plan and forms of award agreements thereunder (as currently in effect) (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1/A filed with the SEC on January 16, 2018)

99.2	Adicet Therapeutics, Inc. 2015 Stock Incentive Plan (as currently in effect) (incorporated by reference to Exhibit 10.13 to the Registrant’s Current Report on Form 8-K (File No. 001-38359) filed with the SEC on September 16, 2020)

99.3	Adicet Therapeutics, Inc. 2014 Share Option Plan (as currently in effect) (incorporated by reference to Exhibit 10.20 to the Registrant’s Current Report on Form 8-K (File No. 001-38359) filed with the SEC on September 16, 2020)

99.4*	Inducement Non-Qualified Stock Option by and between the Registrant and Nick Harvey, dated as of September 17, 2020

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on the 2nd day of October, 2020.

ADICET BIO, INC.

By:	/s/ Chen Schor
Chen Schor
President, Chief Executive Officer and Principal Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Chen Schor and Nick Harvey as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Chen Schor Chen Schor	Director, President, Chief Executive Officer (Principal Executive Officer)	October 2, 2020

/s/ Nick Harvey Nick Harvey	Chief Financial Officer (Principal Financial and Accounting Officer)	October 2, 2020

/s/ Jeffrey Chodakewitz Jeffrey Chodakewitz	Director	October 2, 2020

/s/ Erez Chimovits Erez Chimovits	Director	October 2, 2020

/s/ Carl L. Gordon, Ph.D. Carl L. Gordon, Ph.D.	Director	October 2, 2020

/s/ Aya Jakobovits, Ph.D. Aya Jakobovits, Ph.D.	Director	October 2, 2020

/s/ Steve Dubin Steve Dubin	Director	October 2, 2020

/s/ Yair Schindel, M.D. Yair Schindel, M.D.	Director	October 2, 2020